Exhibit 99.1

For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Announces Executive Management Promotions

Solidifies Executive Leadership Team for the Future

May 12, 2010.  Whole Foods Market, Inc. (NASDAQ: WFMI) today announced the promotions by the Board of Directors of Walter Robb and A.C. Gallo.   Mr. Robb and Mr. Gallo have shared the roles of president and chief operating officer since October 2004.  Effective immediately, Mr. Robb will become co-chief executive officer and will join the Company’s Board of Directors.  Mr. Gallo will serve as the Company’s sole president and chief operating officer.

John Mackey, co-founder of Whole Foods Market, will continue as co-chief executive officer, serving alongside Mr. Robb.  The Company’s Executive Team, consisting of Mr. Mackey, Mr. Robb, Mr. Gallo, Glenda Chamberlain, executive vice president and chief financial officer, and Jim Sud, executive vice president of growth and business development, has worked closely together since 2001 and will continue their collaborative style of leadership and decision-making.  Mr. Robb and Mr. Gallo will continue to share oversight of the Company’s 12 operating regions as well as purchasing, distribution, marketing and quality standards.

“Walter and A.C. are brilliant retailers, and their contributions to Whole Foods Market’s success have been immeasurable.  Due in large part to their operational leadership, we successfully managed through 2009, the most difficult year in our company’s 30-year history,” said Mr. Mackey.  “In proposing these changes to our Board of Directors, my goal was to establish the structure necessary to solidify our executive leadership team for what is hopefully many years to come.  While our company has achieved much over our 30-year history, we believe the best is yet to come for Whole Foods Market and want to work together to see our collective vision realized.”

About Walter Robb

After 14 years in the natural foods business as a retailer and consultant, Walter Robb joined Whole Foods Market in December 1991, after selling his operating lease for the future Mill Valley store to the Company.  He opened and operated the Mill Valley store as store team leader until his promotion to president of the Northern Pacific Region in July 1993.  Under his leadership, the region grew from two to 17 stores, completed four acquisitions, and was a top-performing region for five years.  Mr. Robb joined the Executive Team as executive vice president of operations in 2001.  He was named co-chief operating officer in 2003 and co-president in 2004.  As co-president and co-chief operating officer, Mr. Robb oversaw six of the Company’s 12 regions as well as purchasing, marketing, distribution and quality standards.

About A.C. Gallo

Growing up in a food-retailing family, A.C. Gallo learned early about quality food and the importance of food presentation.  For 15 years, Mr. Gallo worked at Bread & Circus which subsequently was acquired by the Company in 1992.   Mr. Gallo was promoted to vice president of the Northeast Region in 1994 and then to president in 1996.  During his tenure, the Northeast region grew from eight stores to 16, including two acquisitions, and the Company opened its first store in New York City.  Mr. Gallo joined the executive leadership team as executive vice president of operations in 2001.  He was named co-chief operating officer in 2003 and co-president in 2004.  As co-president and co-chief operating officer, Mr. Gallo oversaw six of the Company’s 12 regions as well as purchasing, marketing, distribution and quality standards.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703

512.477.5566     fax 512.482.7204

http://www.wholefoodsmarket.com

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America’s first national certified organic grocer.  In fiscal year 2009, the Company had sales of approximately $8 billion and currently has 295 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs approximately 55,000 Team Members and has been ranked for 13 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 27, 2009.  Whole Foods Market undertakes no obligation to update forward-looking statements.